Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of June 28, 2005, by and among Basin Water, Inc., a California corporation (the “Company”), and the undersigned holders (i) of Series A Preferred Stock (the “Series A Preferred Holders”) of the Company, no par value (the “Series A Preferred Stock”), and (ii) of Series B Preferred Stock (the “Series B Preferred Holders”) of the Company, no par value (the “Series B Preferred Stock”).

RECITALS

WHEREAS, prior to June 28, 2005, the holders of Series A Preferred Stock and Series B Preferred Stock were granted certain registration rights with respect to such shares in the Company’s Articles of Incorporation, as amended prior to such date (the “Prior Articles”);

WHEREAS, on June 28, 2005, the Company obtained requisite approval of the Company’s shareholders, and thereafter filed amended and restated Articles of Incorporation, which, among other things, deleted such registration rights from the Articles of Incorporation of the Company; and

WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement;

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights.

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(e) The term “Investor” means each Series A Preferred Holder and Series B Preferred Holder set forth on Schedule A, or persons who have acquired shares of Series A Preferred Stock or Series B Preferred Stock from any of such persons or their transferees or assignees in accordance with the provisions of this Agreement.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) The term “Registrable Securities” means (i) the Series A Registrable Securities (as defined below), (ii) the Series B Registrable Securities (as defined below), and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, (A) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned, (B) any securities previously registered and sold or sold pursuant to Rule 144 of the Act, and (C) any securities eligible for sale under Rule 144 of the Act.

(i) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(j) The term “SEC” means the Securities and Exchange Commission.

(k) The term “Series A Registrable Securities” means the Common Stock issuable or issued upon conversion of the Series A Preferred Stock of the Company.

(l) The term “Series B Registrable Securities” means the Common Stock issuable or issued upon conversion of the Series B Preferred Stock of the Company.

1.2 Demand Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from: (x) the Holders of in excess of fifty percent (50%) of the Series A Registrable Securities then outstanding or (y) the Holders of in excess of fifty percent (50%) of the Series B Registrable Securities then outstanding (in any such case, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated offering price (net of underwriting discounts and commissions) of at least $10,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has effected one (1) registration pursuant to this Section 1.2, and such registration has been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or President stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12)-month period.

1.3 Piggyback Registration.

(a) If after the Initial Offering, and ending five (5) years following the date of such Initial Offering, (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than the initial public offering of the Company’s Common Stock, a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least fifty percent (50%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use commercially reasonable efforts to effect, as soon as practicable, such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than twice in any twelve (12) month period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requisite request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as a request for registration effected pursuant to Section 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6 Information From Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All registration expenses of the Holders (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3, and up to two (2) Form S-3 registrations pursuant to Section 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and the reasonable documented fees and expenses of one counsel for the Holders of all Registrable Securities, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration). All expenses incurred in connection with a registration requested pursuant to Section 1.4 (except for such expenses to be borne by the Company for up to two (2) Form S-3 registrations in accordance with the first sentence of this Section 1.7), including (without limitation) all registration, filing, qualification fees, printer’s and accounting fees and the reasonable documents fees and expenses of counsel for the selling Holder or Holders and counsel for the Company, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any such underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with information furnished for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented) was not sent or given by or on behalf of such Holder or underwriter to such person at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder, on a joint and several basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter (as defined in the Act) or any controlling person of any such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any contribution under this subsection 1.9(d) exceed (A) in the case of any Holder, the gross proceeds from the offering received by such Holder, less any amounts paid under subsection 1.9(b) or (B) in the case of the Company, the gross proceeds from the offering received by the Company, less any amounts paid under subsection 1.9(a), in each case with respect to the same claim for indemnification.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, after ninety (90) days after the effective date of the Initial Offering; and

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder, or (ii) is acquiring at least one hundred thousand (100,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) from the Holder, provided: (a) the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing, in form and substance satisfactory to the Company, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership shall be aggregated together and with the partnership.

1.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (which shall not be less than one hundred eighty (180) days after the date of the final prospectus, unless the Company and the managing underwriter agree to a shorter period) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of the Initial Offering (except that the piggyback right provided for in Section 1.3 shall expire in accordance with the terms of Section 1.3), nor, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

2. Miscellaneous.

2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

2.3 Counterparts. This Agreement may be executed in two or more counterparts (including facsimile versions), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5 Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed (i) in the case of a Holder to such Holder’s address as set forth in the signature pages hereto or such other address as such Holder may designate in writing from time to time, (ii) in the case of the Company, to its principal office, and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received upon the date of delivery entered on the return receipt. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices delivered personally shall be deemed received upon delivery.

2.6 Expenses. Should any party to this Agreement reasonably retain counsel for the purpose of enforcing any provision of this Agreement, including without limitation the institution of any action or proceeding to enforce any provision of this Agreement, or to recover damages if otherwise available hereunder, or to obtain injunctive or other relief by reason of any alleged breach of any provision of this Agreement, or for a declaration based on a demonstrated necessity of such party’s rights or obligations under this Agreement, or for any other judicial or equitable remedy, then if the matter is settled by judicial or quasi-judicial determination (including arbitration, if such arbitration is agreed to by the parties), the prevailing party or parties shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all reasonable costs and expenses incurred, including without limitation all reasonable attorneys’ fees and costs for services rendered to the prevailing party or parties and any reasonable attorneys’ fees and costs incurred in enforcing any judgment or order entered. The prevailing party or parties shall be determined by the court (or arbitrator, if arbitration is agreed to by the parties) in the initial or any subsequent proceeding.

2.7 Entire Agreement: Amendments and Waivers. This Agreement and the documents referred to herein (including the Exhibits hereto, if any) constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede any prior or contemporaneous agreement (including without limitation any provision of the Series A Subscription Agreements and/or Series B Subscription Agreements entered into by the Company and each Series A Preferred Holder and/or Series B Preferred Holder with respect to the subject matter hereof). Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities; and, provided further, that (i) no amendment or waiver which adversely affects the holders of Series A Registrable Securities shall be effected without the prior written consent of the holders of a majority in interest of such Series A Registrable Securities, and (ii) no amendment or waiver which adversely affects the holders of Series B Registrable Securities shall be effected without the prior written consent of the holders of a majority in interest of such Series B Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

2.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

Basin Water, Inc., a California corporation

By:	/s/ PETER L. JENSEN
Name:	Peter L. Jensen
Title:	President

Investors signatures appear on the following pages

S-1

Investor

Signature:

Print Name:
(exactly as it appears on your stock certificate)

Address:

Number of Series A Preferred Shares:

Number of Series B Preferred Shares:

2

SCHEDULE A

INVESTORS

Shareholder	Number of Shares Owned
Adler, Louis 910 Travis St., Ste. 1950 Houston, TX 77992	6,250 (Series A) 12,500 (Series B)

Ain, Ross 3512 Newark St. NW Washington, D.C. 20016	6,250 (Series A) 6,000 (Series B)

Anderson, Douglas 1847 Cassamia Place Charlotte, NC 28211	25,000 (Series B)

Balanced Investment Palmas 1715 Lomas de Capultepec Mexico City, D.F. 11000	50,000 (Series A)

Berkowitz, David 107 Colt Road Summit, NJ 07101	18,000 (Series B)

Bershad, David 2 Stonebridge Rd. Montclair, NJ 07042	25,000 (Series A)

Bryson, Antonia 321 West 78th St., Apt. 4B New York, NY 10024	6,250 (Series A)

Buchanan, William Smith Ridge Lane New Canaan, CT 06840	6,250 (Series B)

Buros, Peter 6677 Busch Boulevard Columbus, OH 43226-0036	10,000 (Series B)

BWCA I, LLC c/o Oscar Tang 600 5th Avenue, 8th Floor New York, NY 10020	717,450 (Common Warrants)

Campbell, Doyle and Jean 2440 N.E. 22 Terrace Fort Lauderdale, FL 33305	12,500 (Series B)

Shareholder	Number of Shares Owned
Catalyst Basin Water, LLC c/o Michael Mikolajczyk 875 N. Michigan Avenue, Suite 2800 Chicago, IL 60611	100,000 (Common Warrants)

Christakos, Basil	3,000 (Series B Warrants)

The Co-Investment 2000 Fund, LP c/o Richard M. Fox Five Radnor Corporate Center 100 Matsonford Road, Suite 555 Radnor, PA 19087	450,000 (Common Warrants)

Coleman, Roger and Margaret JT TEN 15 The Ridge Plancome, NY 11030	12,500 (Series B)

Cox, Archibald 6211 S. 450 E. Markeville, IN 10021	50,000 (Series A) 25,000 (Series B)

Crilly Court Trust	7,000 (Series B)

Cross-Atlantic Technology Fund II, LP c/o Richard M. Fox Five Radnor Corporate Center 100 Matsonford Road, Suite 555 Radnor, PA 19087	450,000 (Common Warrants)

Crowell, R. Parker Crowell CGM IRA Custodian c/o Solomon Smith Barney One Fawcett Pl. Greenwich, CT 06830	25,000 (Series B)

DBD Investments, LLC Dean Littlewood 2 Harrison Street #158 San Francisco, CA 94105	12,500 (Series B)

De Ochoa, Nancy Villarreal Buro Internacional Plaza Internacional CEDETEL- Piso 3 Ave. Gomez Morin 350 Sur Garza Garcia N.L. Mexico 66265	5,625 (Series B)

Shareholder	Number of Shares Owned
De Ramirez, Elke 972 North St. Greenwich, CT 06831	5,000 (Series A)

Delafield, J. Dennis Delafield Asset Management 600 Fifth Avenue New York, NY 10020-2302	12,500 (Series B)

Delafield, JoAnn S. TTEE c/o Mr. J. Dennis Delafield Delafield Asset Management 600 Fifth Avenue New York, NY 10020-2302	12,500 (Series B)

Dewey, Thomas E. Jr. 79 E. 79th St. New York, NY 10021	12,500 (Series A) 12,500 (Series B)

Dickinson, Wright 3409 East St. Andrews Way Seattle, WA 98112	12,500 (Series A)

Einstein, Arthur 377 Mt. Holly Rd. Katonah, NY 10536	6,250 (Series B)

Einstein, Arthur W. – IRA Acct. No. 252385 377 Mt. Holly Rd. Katonah, NY 10536	6,250 (Series A)

Ferguson, Robert H. M. P.O. Box 433 Katonah, NY 10536	12,500 (Series B)

Florin, Marc IRA Mr. Marc Florin Albert Fried 7 Company, LLC 60 Broad Street, 39th Floor New York, NY 10004	37,500 (Series B)

Forrester, Andrew 375 Mt. Holly Rd. Katonah, NY 10536	12,500 (Series B)

Shareholder	Number of Shares Owned
Forrester, Robert and Linda 143 Deercliff Road Avon, CT 06001	12,500 (Series B) 50,000 (Series B) (Robert)

Fried, Albert Albert Fried & Company LLC 60 Broad Street, 39th Floor New York, NY 10004	275,000 (Series B)

Fried, Christina Albert Fried & Company LLC 60 Broad St., 39th Floor New York, NY 10004	125,000 (Series B)

Fryling,Gregory 29802 Highview Cir. San Juan Capistrano,CA 92695	45,000 (Series B)

Fryling, Victor 4369 Ramble Hills Farmington Hills, MI 48331	140,000 (Series B)

Gantz, Michael 11 Burnham Hill Westport, CT 06880-6607	18,750 (Series B)

Garcia, Stephen 700 Hunter Glenview, IL 60025	18,750 (Series B)

Goodchild, Judith 195 Palmer Hill Rd. Old Greenwich, CT 06870	15,000 (Series B)

Hedley Family Limited Partnership Dr. Anthony K. Hedley c/o Institute for Bone & Joint Disorders 222 E. Highland Avenue, Ste.400 Phoenix, AZ 85016-4880	25,000 (Series A)

Dr. Anthony K. Hedley c/o Institute for Bone & Joint Disorders 222 E. Highland Avenue, Ste. 400 Phoenix, AZ 85016-4880	50,000 (Series B)

The Jack Sydney Hudson 2004 Trust c/o Thomas and Gabrielle Hudson 84 Charter Oak Drive Wilton, CT 06854	25,000 (Series B)

Shareholder	Number of Shares Owned
Kathy Jones Daniel Jones 445 East 86th Street, #7-H New York, NY 10028	25,000 (Series B)

JG/JM Capital, LP c/o Mr. James G. O’Brien 44 Old Nursery Drive Winton, CT 06897	12,500 (Series B)

Kane, Patrick La Parvada 1005 Garza Garcia, N.L.Mexico 66220	6,250 (Series A)

Katsingris, Anthony c/o Albert Fried & Company LLC 60 Broad Street, 39th Floor NewYork, NY 10004	5,000 (Series B)

Katzmann, Scott	11,138 (Series A Warrants) 15,462 (Series B Warrants)

Dr. Tis Prager, Chairman Keys Foundation Prager Dreifuss Mühlebachstrasse 6 CH-8008 Zurich, Switzerland	125,000 (Series A) 125,000 (Series B)

Klein, Martin 2424 N. Atlantic Blvd. Fort Lauderdale, FL 33305	6,250 (Series A) 12,500 (Series B)

D.Stuart Laughlin 25 Crescent Street, Apt. 127 Waltham, MA 02453	25,000 (Series B)

Wayne and Hope Leizear 40 Willowmere Circle Riverside,CT06878	25,000 (Series B)

Littlewood, Dean Littlewood Financial Group Hills Plaza 2 Harrison Street, #158 San Francisco, CA 94105	12,500 (Series B)

Macinnis, Frank 7 Sturges Hollow Westport, CT 06880	12,500 (Series B)

Shareholder	Number of Shares Owned
Manganello, Joseph A. c/o Cove Harbor Partners, LLC 1 Dock Street, Ste. 400 Stamford, CT 06902	12,500 (Series B)

Massie, Andrew 947 Green St., #2 San Francisco, CA 94133	18,750 (Series A) 12,500 (Series B)

Massie, David and Karla 23 Cosso Court Lafayette, CA 94549	12,500 (Series B)

Mayer, John 7 Upland Drive Greenwich, CT 06831	25,000 (Series B)

McCalley, Stuart and Susan 17 Carriglea Drive Riverside, CT 06878	12,500 (Series A) 12,500 (Series B)

Mega International c/o Jeana Somers Paramount Capital Inc. 787 Seventh Ave., 48th Flr. New York, NY 10019	10,000 (Series A)

Milgrim, Roger UBS Financial Services FBO Roger Milgrim IRA Paul Hastings Janofsky & Walker LLP 75 East 55th Street NewYork, NY 10022-3205	12,500 (Series A)

Milgrim, Patricia–Salomon Smith Barney Custodian FBO Patricia Conway Milgrim IRA Paul Hastings Janofsky & Walker LLP 75 East 55th Street New York, NY 10022-3205	12,500 (Series A)

Moeling, John 1 Seabreeze Pl. Norwalk, CT 06854-4711	6,250 (Series A)

Nagle, Arthur 19 Garden Venue, Ste.1950 Bronxville, NY 10708	6,250 (Series B)

Shareholder	Number of Shares Owned
Newman, Kevin P. Sherry Lane Darien, CT 06820	37,500 (Series B)

Norton, A Laurence and Katherine 145 East 92nd Street, Apt. 3A New York, NY 10128	15,000 (Series B)

Osterweis, John Trustee for the Osterweis Revocable Trust U/A 9/13/93 One Maritime Plaza, Ste. 800 San Francisco, CA 94111	31,250 (Series A) 18,750 (Series B)

Pasquel, Mario and Begona Miranda Palmas 800-Dep to.2401 Lomas De Chapultepec 11000 Mexico, D.F.	6,250 (Series B)

Dr. Tis Prager, Chairman Keys Foundation Prager Dreifuss Mühlebachstrasse 6 CH-8008 Zurich, Switzerland	18,750 (Series A) 25,000 (Series B)

Read, James c/o Mezzanine Management 333 Ludlow St. Stamford,CT06902	12,500 (Series B)

Rocamboli, Steven	2,353 (Series A Warrants) 1,943 (Series B Warrants)

Rolls, John 4 Frog Rock Rd. Armonk, NY 10504	25,000 (Series B)

Romanaux, Daniel 30 Walker Dr. Princeton, NJ 08540	6,250 (Series A)

Rosewald, Lindsay	12,550 (Series A Warrants) 15,697 (Series B Warants)

Shareholder	Number of Shares Owned
Ruggeberg, Karl	1,412 (Series A Warrants) 235 (Series B Warrants)

Small, Sherwood 1030 Briar Hill Road Contoocoock, NH 03229	37,500 (Series B)

Snyder, Jim 1215 4th Avenue, Ste.2400 Seattle,WA98161	37,500 (Series B)

Steckel, Willard–First Clearing LLC C/F Willard P. Steckel 10700 Wheat First Drive Glen Allen, VA 23060	6,250 (Series A)

Stevenson, Matthew 18 Ruedela Maison-Forte Lacmnex, Switzerland 1287	12,500 (Series A) 12,500 (Series B)

Tamagni, John C/O Lazard Freres & COLLC 30 Rockefeller Center, 19th Floor New York, NY 10020	6,250 (Series A) 18,750 (Series B)

Tanen, David	2,353 (Series A Warrants) 1,943 (Series B Warrants)

Teitelbaum, Myron 57 Pembroke Dr. Glen Cove, NY 11542-1790	6,250 (Series A)

Teitell, Adele and Conrad 16 Marlow Ct. Riverside,CT 06878	12,500 (Series B)

Thorne, Frederick 20 Oak St. Beverly Farms, MA 01915	12,500 (Series B)

Trust FBO Andrew B. Watt 30 Walker Dr. Princeton, NJ 08540	6,250 (Series A)

Shareholder	Number of Shares Owned
Vanderbes, Romano 231 Palmer Hill Road Old Greenwich, CT 06870	5,000 (Series B)

Vogler, Hannah	1,569 (Series A Warrants) 1,963.75 (Series B Warrants)

Watt, Karen 16 Gilliam Lane Riverside, CT 06878	6,250 (Series B)

Watt, William Sccot Financial Group 1 Dock Street., Ste. 400 Stamford CT 06902	12,500 (Series A) 31,375 (Series A Warrants) 39,243.75 (Series B Warrants)

Weiss, Melvyn One Penn Plaza, 49th Flr. NewYork, NY 10119	25,000 (Series A)

Whittlesey, Linda 1560 Main St. West Barnstable, MA 02668	6,250 (Series B)

Whittlesey, Stephen 1560 Main St. West Barnstable, MA 02668	12,500 (Series A) 12,500 (Series B)

Widmer, Bruno Krahbühlstrasse 16 CH-8044 Zurich, Switzerland	12,500 (Series A) 6,250 (Series B)

Wilson, Marcia Parkshore Towers, Apt.5B 4251 Gulfshore Blvd. North Naples, FL 34103	6,250 (Series A) 18,750 (Series B)

Zand, Janet 1600 Rockcliff Rd. Austin, TX 78746	50,000 (Series A)